Exhibit 15.3

March 28, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16F of Paysafe Limited's Form 20-F dated March 28, 2022, and have the following comments:

1.
We agree with the statements made in the first, second and third paragraphs.
2.
We have no basis on which to agree or disagree with the statements made in the fourth paragraph.

Yours truly,

/s/ Deloitte LLP